SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Jameson Inns, Inc.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050	Atlanta, GA 30346	(770) 481-0305	FAX (770) 901-9550

FOR IMMEDIATE RELEASE

December 15, 2003

Investor Relations Contact:	Alexander Lagerborg EPOCH Financial alagerborg@epochfinancial.com (888) 917-5146

Jameson Inns, Inc. Announces Additional Two Days to Vote at Annual Meeting;

Jameson Directors File Motion to Dismiss Shareholder Lawsuit

Jameson Inns, Inc. (NASDAQ: JAMS) today announced that in connection with its annual shareholder meeting, it intends to give its shareholders additional time to consider the additional materials recently sent to them (consisting of the appendices referred to in the proxy statement) and the information contained in this press release relating to the current shareholder lawsuit. The Company will still convene the meeting at the scheduled time and place, 9:00 a.m. Wednesday, December 17, 2003, South Terraces Conference Center, 115 Perimeter Center Place, Atlanta, Georgia, and shareholders attending in person or by proxy will be able to vote at that time on the proposals described in the proxy statement. However, before closing the polls, there will be a proposal to adjourn the meeting until 9:00 a.m. on Friday, December 19, 2003, and at the same location as Wednesday’s meeting. Shareholders will have until the polls are closed at the conclusion of the reconvened meeting to vote, or to change any previously submitted votes. The voting will then be finally tabulated. Shareholders will have until 4:00 p.m. on Thursday, December 18, 2003 to submit or change their votes by mail, facsimile, telephone, or by Internet, and can vote in person at the reconvened meeting on Friday, December 19.

On December 11, 2003, Thomas W. Kitchin, Robert D. Hisrich, Michael E. Lawrence and Thomas J. O’Haren (the “Individual Defendants”), the four directors of the Company filed a motion to dismiss or, in the alternative, for summary judgment, with respect to the complaint filed against them and the Company on October 31, 2003 in the Superior Court of DeKalb County, Georgia, by shareholder Tammy Newman on behalf of herself and all others similarly situated, and derivatively on behalf of the Company.

In her complaint, the plaintiff asserts that the consideration proposed to be paid by the Company in connection with its proposed acquisition of Kitchin Hospitality LLC constitutes a gross waste of corporate assets and a breach of fiduciary duty. She claims that the purchase price proposed to be paid is materially greater than the true value of Kitchin Hospitality LLC. The complaint also alleges that the preliminary proxy statement filed by the Company on Schedule 14A contains misrepresentations and omissions of material facts. In its definitive proxy statement mailed to its shareholders, the Company discloses the plaintiff’s allegations originally made in a demand received from her counsel. The actual filing of the litigation and service of the summons on the Company was disclosed in a subsequent filing with the U.S. Securities and Exchange Commission.

In their motion, the Individual Defendants are asking the court to dismiss the complaint on several procedural and substantive grounds. In general, the Individual Defendants assert that the plaintiff’s charges in the complaint fail to establish the necessary bases for a class action or to conform to the procedures necessary for such an action, that her allegations are inconsistent with the uncontroverted

Jameson Inns, Inc. Press Release

December 15, 2003

facts, making her allegations false and legally insufficient, and that the Individual Defendants followed all of the procedures under state law required to enable them to properly perform their duties and responsibilities on behalf of the Company and its shareholders without being subject to claims such as those being asserted by the plaintiff in the complaint. The plaintiff has thirty days to submit a response to this motion.

Jameson Inns, Inc. develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.